MADSEN & ASSOCIATES, CPA’s INC.	684 East Vine St, #3
Certified Public Accountants and Business Consultants	Murray, Utah 84107
Telephone 801-268-2632
Fax 801-262-3978

Ex. 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We have issued our report dated May 5, 2008, accompanying the audited financial statements of New World Motorsports, Inc. at March 31, 2008 and December 31, 2007 and the related statements of operations, stockholders' equity, and cash flows for the three months ended March 31, 2008 and the period March 5, 2007 (date of inception) to December 31, 2007 and hereby consent to the incorporation by reference to such report in a Registration Statement S-1 Amended..

August 4, 2008

                                                                             /s/ Madsen & Associates, CPA’s Inc.